Exhibit 99.2

EXAR CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet and statements of operations are presented to give effect to the purchase of approximately 92% of the outstanding shares of Integrated Memory Logic Limited (“iML") by Exar Corporation (“Exar” or “We”) on June 3, 2014. The pro forma information was prepared based on the historical financial statements and related notes of Exar and iML after giving effect to the acquisition using the acquisition method of accounting. In addition, certain historical iML balances have been reclassified to conform to Exar’s presentation.

The unaudited pro forma condensed combined balance sheet as of March 30, 2014 is presented as if our acquisition of iML’s shares had occurred on March 30, 2014 and due to different fiscal year ends, combines the historical balance sheet of Exar at March 30, 2014 and the historical balance sheet of iML at December 31, 2013.

The unaudited pro forma condensed combined statement of operations for the year ended March 30, 2014, is presented as if the iML acquisition had occurred on April 1, 2013 and was carried forward through the period ended March 30, 2014. Due to different fiscal year ends, the pro forma statement of operations for the year ended March 30, 2014 combines the historical results of Exar for the year ended March 30, 2014 and the historical results of iML for the year ended December 31, 2013.

We account for business combinations pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, we recognize separately from goodwill, the identifiable assets acquired, the liabilities assumed, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date). The final determination of the values of assets and liabilities and the integration costs may result in actual values, assets, liabilities and expenses that are different from those set forth in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the iML acquisition occurred on the dates set forth above and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies, or any liabilities that may result from integration activities. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Exar’s Annual Report on Form 10-K and iML’s consolidated financial statements attached as Exhibit 99.1 to our Form 8-K filed on August 6, 2014.

EXAR CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of March 30, 2014

(in thousands)

	Historical
	Exar 3/30/2014	IML 12/31/2013	Pro Forma Adjustment		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$14,614	$114,883	$25,195	(1)	$154,692
Short-term marketable securities	152,420	14,186	(166,606)	(1)	-
Accounts receivable, net	15,023	8,867	-		23,890
Accounts receivable, related party, net	3,309	-	-		3,309
Inventories	28,982	2,475	1,435	(2)	32,892
Other current assets	3,549	1,105	-		4,654
Total current assets	217,897	141,516	(139,976)		219,437

Property, plant and equipment, net	21,280	673	-		21,953
Goodwill	30,410	-	15,174	(3)	45,584
Intangible assets, net	31,390	407	79,361	(4)	111,158
Other non-current assets	1,240	441	-		1,681
Total assets	$302,217	$143,037	$(45,441)		$399,813

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$15,488	$3,220	$-		$18,708
Accrued compensation and related benefits	4,174	1,685	-		5,859
Deferred income and allowances on sales to distributors	1,765	611	(611)	(5)	1,765
Deferred income and allowances on sales to distributors, related party	9,349	-	-		9,349
Income tax payable	8	1,277	-		1,285
Short term debt financing	-	-	65,000	(1)	65,000
Other current liabilities	11,362	1,857	8,550	(6)	21,769
Total current liabilities	42,146	8,650	72,939		123,735

Long-term lease financing obligations	70	-	-		70
Income tax reserve non-current	614	3,305	-		3,919
Other non-current obligations	6,012	53	-		6,065
Total liabilities	48,842	12,008	72,939		133,789

Commitments and contingencies

Stockholders' equity:
Common stock	5	24,142	(24,142)	(7)	5
Additional paid-in capital	508,116	43,517	(40,190)	(1)(7)	511,443
Treasury stock	-	(9,224)	9,224	(7)	-
Accumulated other comprehensive loss	(1,079)	(26)	26	(7)	(1,079)
Noncontrolling interest	-	-	17,872	(1)	17,872
Accumulated deficit	(253,667)	72,620	(81,170)	(7)	(262,217)
Total stockholders' equity	253,375	131,029	(118,380)		266,024
Total liabilities and stockholders' equity	$302,217	$143,037	$(45,441)		$399,813

See notes to unaudited pro forma condensed combined financial statements

EXAR CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended March 30, 2014

(in thousands, except per share amounts)

	Historical
	Exar 3/30/2014	IML 12/31/2013	Pro Forma Adjustment		Pro Forma
Sales:
Net sales	$89,595	$66,992	$(3,512)	(8)	$153,075
Net sales, related party	35,727	-	-		35,727
Total net sales	125,322	66,992	(3,512)		188,802
Costs of sales
Cost of sales	58,930	31,707	7,668	(9)	98,305
Cost of sales, related party	15,738	-	-		15,738
Total cost of sales	74,668	31,707	7,668		114,043
Gross profit	50,654	35,285	(11,180)		74,759
Operating expense
Research and development	27,048	12,033	(404)	(9)	38,677
Selling, general and administrative	33,055	8,962	2,321	(9)	44,338
Restructuring expense	2,827	-	-		2,827
Merger and acquisition costs	1,880	-	-		1,880
Net change in fair value of contingent consideration	(10,455)	-	-		(10,455)
Total operating expenses	54,355	20,995	1,917		77,267
Income (loss) from operations	(3,701)	14,290	(13,097)		(2,508)
Other income and expense, net
Interest income	1,503	486	-		1,989
Interest and other expense, net	(156)	124	(5,623)	(10)	(5,655)
Impairment of long term investment	(323)	-	-		(323)
Total other income and expense, net	1,024	610	(5,623)		(3,989)
Income (loss) before income taxes	(2,677)	14,900	(18,720)		(6,497)
Provision (benefit) for income taxes	(8,478)	423	(625)	(11)	(8,680)
Net income (loss)	$5,801	$14,477	$(18,095)		$2,183
Net income (loss) per share
Basic	$0.12				$0.04	Note 4
Diluted	$0.12				$0.04	Note 4
Shares used in computing net income (loss) per share
Basic	47,291				47,291
Diluted	48,823				48,926

			Pro Forma Adjustment
	Exar	IML	Historical	Pro Forma	Combined
Stock-based compensation expense
Cost of sales	$714	$20	$(20)	$19	$733
R&D	1,974	568	(568)	530	2,504
SG&A	6,164	201	(201)	188	6,352
	$8,852	$789	$(789)	$737	$9,589
Amortization of purchased intangible assets
Cost of sales	$6,724	$-	$-	$7,394	$14,118
R&D	365	366	(366)	-	365
SG&A	776	-	-	2,334	3,110
	$7,865	$366	$(366)	$9,728	$17,593
Amortization of inventory step up
Cost of sales	$-	$-	$-	$1,778	$1,778

See notes to unaudited pro forma condensed combined financial statements

EXAR CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Acquisition of Integrated Memory Logic

We acquired approximately 92% of the outstanding shares of Integrated Memory Logic Limited ("iML") for $206.4 million in cash. We expect to pay approximately $17.9 million in cash in exchange for the remaining approximately 8% of outstanding shares and to assume the outstanding iML employee options currently valued at approximately $3.3 million.

iML is a leading provider of analog, power management, and mixed-signal integrated circuits.  iML integrated circuits are optimized primarily for the display, mobile systems and lighting markets.  The aquisition of iML supports Exar's strategy of building a large-scale diversified analog mixed-signal business.

Preliminary Purchase Price

Acquisition of approximately 68.3 million shares of iML at NT$91or $3.02 per share in cash	$206,411
Noncontrolling interest value approximately 5.9 million shares of iML at NT$91 or $3.02 per share	17,872
Preliminary fair value of stock options assumed	3,327
Total preliminary purchase price	$227,610

2. Preliminary Purchase Price Allocation

Pursuant to our business combinations accounting policy, the total purchase price for iML was allocated to the net tangible and intangible assets acquired based upon their preliminary fair values as set forth below as of the closing date. The excess of the purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill. The allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, the valuation of intangible assets acquired, fair value of noncontrolling interest and stock options assumed, income and non-income based taxes and residual goodwill. During the measurement period, we expect to continue to obtain information to assist us in determining the final fair value of the net assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for iML is as follows (in thousands):

Net assets acquired	$132,676
Developed technologies	55,570
Goodwill	15,174
Customer relationships	15,030
In-process research and development	8,040
Trade name	1,120
$227,610

Developed technology represents the fair values of iML products that have reached technological feasibility and are a part of iML’s product lines. In-process research and development represents the fair values of incomplete iML research and development projects that had not reached technological feasibility as of the date of acquisition. The developed technology and in-process research and development projects were valued by discounting the direct cash flow expected to be generated by each of the individual product technologies over their remaining lives, net of returns on contributory assets such as working capital, property and equipment, assembled workforce, customer relationships, and trade name. The developed

EXAR CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – (continued)

technology is amortized over five to nine years. In-process research and development projects will start amortization after completion of the projects.

Customer relationships represent the fair values of the underlying relationships with iML’s customers. The existing customer relationships were valued using an incremental cash flow approach, which involved discounting our estimate of the incremental revenues afforded by having the existing customer relationships in place as of the acquisition date, net of operating expense, taxes and returns on contributory assets such as working capital, property, plant and equipment, and the assembled workforce. The customer relationships will be amortized over period and pattern of benefit of the customer relationship, which is expected to be seven years.

Trade names represent the fair values of brand and name recognition associated with the marketing of iML’s products and services. We valued the trade name through a relief-from royalty analysis. The trade name will be amortized over six years.

3. Pro forma Financial Statement Adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:

(1)

To record the purchase price of $206.4 million paid in cash offset by $65.0 million cash financed, $17.9 million fair value for the noncontrolling interest and preliminary valuation of $3.3 million for stock options to be assumed.

(2)	To adjust acquired inventory to fair value.

(3)	To record the preliminary estimate of $15.2 million goodwill as a result of iML acquisition.

(4)	To record the preliminary estimate of $79.8 million intangible assets as a result of the iML acquisition and the elimination of $399,000 iML's historical acquired intangible assets.

(5)	To eliminate iML’s historical deferred margin.

(6)	To accrue for estimated acquisition related transaction costs of $8.2 million and $0.3 million acquired deferred tax liabilities.

EXAR CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – (continued)

(7)	To eliminate iML’s historical stockholders’ equity. The following table sets forth the components of additional paid-in capital and accumulated deficit pro forma adjustments (in thousands):

Additional paid-in capital	Pro Forma
iML additional paid-in capital	$(43,517)
Stock options to be assumed	3,327
Pro forma adjustment	$(40,190)

Accumulated deficit	Pro Forma
iML retained earnings	$(72,620)
Acquisition related transaction costs	(8,212)
Pro forma income tax impact	(338)
Pro forma adjustment	$(81,170)

(8)	To eliminate iML's historical deferred revenue of $3.5 million.

(9)

To record preliminary estimated stock-based compensation expense, net of estimated forfeiture, related to stock options assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods, amortization of expenses related to intangible assets acquired and inventory fair value adjustment and to eliminate the historical stock-based compensation expense as a result of our acquisition of iML’s outstanding options, amortization expense related to historical acquired intangible assets and deferred cost of sales.

	Pro Forma Adjustment
	Historical	Pro Forma	Total
Cost of sales
Stock-based compensation expense	$(20)	$19	$(1)
Amortization of purchased intangible assets	-	7,394	7,394
Amortization of inventory step up	-	1,778	1,778
Deferred cost of sales	(1,503)	-	(1,503)
Total	$(1,523)	$9,191	$7,668

R&D
Stock-based compensation expense	$(568)	$530	$(38)
Amortization of purchased intangible assets	(366)	-	(366)
Total	$(934)	$530	$(404)

SG&A
Stock-based compensation expense	$(201)	$188	$(13)
Amortization of purchased intangible assets	-	2,334	2,334
Total	$(201)	$2,522	$2,321

(10)

To record interest expense at rate of 8.65% associated with the $65 million borrowing to partially finance the acquisition. An increase in the interest rate of 0.1% would lead to an increase in pro forma interest expense of $65,000 for the year ended March 30, 2014. This loan was actually paid off in full by July 30, 2014, however, for the purpose of these pro forma, the loan was reflected as being outstanding for the entire twelve months.

EXAR CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – (continued)

(11)	To record the estimated pro forma income tax impact reflecting the reduction of federal income tax expenses.

4. Pro Forma Earnings per Share

The pro forma basic and diluted earnings per share amounts presented in our unaudited pro forma condensed combined statements of operations were computed by dividing pro forma net income attributable to Exar by the weighted average number of our common shares outstanding. These amounts have been adjusted for assumed iML stock options using the treasury stock method and assuming that the options were assumed at the beginning of the period presented without giving effect to any subsequent options activity such as exercises and cancellations.

(in thousands)	Year Ended
March 30, 2014
Pro forma net income	$2,183
Less: Net income attributable to noncontrolling interest	(160)
Pro forma net income attributable to Exar	$2,023

Shares used in computation of pro forma net income per share
Basic weighted average common shares outstanding, as reported	47,291
Diluted effect of Exar options and awards	1,532
Estimated dilutive effect of stock options assumed from iML	103
Diluted weighted average common shares outstanding, pro forma	48,926

Pro forma net income per share
Basic	$0.04
Diluted	$0.04